                                                                      EXHIBIT 28



                             UNIPROP INCOME FUND II
                            2001 PROPERTY APPRAISALS

Cushman & Wakefield has recently completed market value appraisals of Uniprop Income Fund II's nine properties. The table below sets forth certain appraisal information for each property, as well as a comparison to the original cash purchase price:

(IN $1,000)

                                         3/02             3/01             01/02 %
PROPERTY                              APPRAISALS      APPRAISALS          VARIANCE
Ardmor Village                         $ 9,100          $ 7,900             15.19%
Camelot Manor                            7,200            7,100              1.41%
Country Roads                            3,700            2,700             37.04%
Dutch Hills                              6,550            6,200              5.65%
El Adobe                                11,250           12,250            (10.00)%
Paradise Village                         7,300            8,800            (17.05)%
Stonegate Manor                          7,100            7,100              0.00%
Sunshine Village                        11,800           11,700              0.85%
West Valley                             16,800           17,600             (1.55)%
                                       -------          -------          --------

Grand Total:                           $80,800          $81,600             (0.98)%

                     2002 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2002 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each Unit, based on the following assumptions:

-        Sale of the Properties in March 2002 for their appraised value.

-        Costs and selling expenses are 3.0% of the sale price.

-        Tax consequences of a sale are not taken into consideration.

The estimated net asset value of each unit, assuming the sale of the properties at their present appraised value is $15.01 calculated as follows:

                  Aggregate appraised value:           $80,800,000

                  Less:    Selling Expenses (3.0%)       2,424,000
                           Mortgage Debt:               28,817,758
                                                       -----------

                  Net Sales Proceeds:                  $49,588,242
                                                       -----------

                  Number of Units:                       3,303,387
                  Net Sales Proceeds per unit:         $     15.01
